Exhibit 10.1

        RE-1385/RE-1427/RE-1432


                                CONTRACT OF SALE

            This Contract of Sale ("Contract" or "Agreement") made as of this 19th day of December, 1996 between WRC PROPERTIES, INC., a Delaware corporation, with its offices at 730 Third Avenue, New York, New York 10017 (hereinafter called "Seller"), and BEACON PROPERTIES, L.P., a Delaware limited partnership, with an office at 50 Rowes Wharf, Boston, Massachusetts 02110-3337 (hereinafter called "Purchaser").

                              W I T N E S S E T H:

            1. The Seller agrees to sell and convey and the Purchaser agrees to purchase certain real properties situated in the following locations (i) City of Santa Clara, County of Santa Clara, State of California (the "Lake Marriott Premises") and (ii) City of Mountain View, County of Santa Clara, State of California (the "Shoreline Premises"), more particularly described in Exhibits "A-1" through "A-3" attached hereto and made a part hereof.

            TOGETHER WITH the after-acquired title or reversion, if any, in and to the beds of the ways, streets, avenues, and alleys adjoining the said premises;


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            TOGETHER WITH all and singular the tenements, hereditaments, easements, appurtenances, passages, waters, water courses, riparian rights, other rights, liberties and privileges thereof or in any way now or hereafter appertaining, including any claim at law or in equity as well as any after-acquired title, franchise or license and the reversion and reversions, remainder and remainders thereof; and

            TOGETHER WITH all buildings and improvements of every kind and description now erected or placed thereon and all fixtures and articles of personal property which may be owned by Seller and attached to or contained in and used in connection with the real properties and the buildings and improvements thereon (hereinafter collectively called "Premises" or "the said Premises").

            2. The Premises are sold and are to be conveyed subject to:

                     a) Any restrictions or regulations affecting the Premises as to building upon or using the Premises by virtue of any law, ordinance, or other lawful action of any municipal or other public authority now or hereafter adopted or in force;

                     b) All notices of violations of law or municipal ordinances, orders, or requirements noted in or issued by the Departments of Building, Fire, Labor, Health, or other State, County or Municipal Department as well as by the Federal or State Environmental Protection Agency having jurisdiction against or affecting the Premises on the date hereof;

                     c) Covenants, restrictions and easements, if any, contained in prior instruments of record affecting the Premises;

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                     d)    Rights, if any, acquired by any utility
                           company to maintain and operate lines, wires, cables and distribution boxes in, over, and upon the Premises;

                     e) Any state of facts which an accurate survey may show;

                     f) Rights and options of tenants and lessees set forth in the rent roll shown in Exhibits "B-1" and "B-2" II attached hereto and by this reference made a part hereof as contained in the leases and agreements with such tenants and lessees, subject to prorations and adjustments of tenants security deposits, if any, as hereinafter provided for;

                     g)    Current taxes not now due and payable;

                     h)    Rights and claims of any subtenants or
                           sublessees or any other party in possession on the date hereof; and

                     i) Those items set forth in Exhibits "C-1" through "C-3" attached hereto and made a part hereof.

            3. The purchase price is ONE HUNDRED EIGHTY THREE MILLION AND NO/100 ($183,000,000.00) DOLLARS all cash, net to Seller (plus or minus any adjustments as hereinafter provided), payable as follows:

            a) FIVE MILLION AND NO/lOOTHS ($5,000,000.00) DOLLARS good faith deposit, in immediately available federal funds by federal wire transfer of immediately available funds to the order of Seller for deposit into Seller's account ("Deposit"), as set forth in Exhibit "D" simultaneously with the execution of this Contract; and

            b) ONE HUNDRED SEVENTY EIGHT MILLION AND NO/lOOTHS ($178,000,000.00) DOLLARS at Seller's election in immediately available federal funds by federal wire transfer of immediately available funds to the order of Seller for deposit into Seller's account, as set forth in Exhibit "D" simultaneously with the delivery of the hereinafter referred to Deed.



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            No interest will be payable by Seller to Purchaser on any Deposit.
       The Deposit will not be held in a segregated or special account and may be commingled with other funds of Seller.

            4. All matters to be performed under this Contract incident to the sale of the Premises and the payment of the purchase price (the "Closing") shall be performed at the offices of Purchaser's counsel, Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts 02110-2206, or other mutually acceptable location, at 10:00 AM on December 20, 1996 (the "date of closing"). All documents to be delivered at the Closing and all payments to be made shall be delivered to Chicago Title Insurance Company ("Chicago Title") as escrow holder on the Closing Date, in escrow, pending the prompt recording of the Deed and other instruments as are required to be recorded to effect the transfer and conveyance of the Premises, upon which recording, all instruments and funds shall then be delivered out of escrow.

            Seller hereby agrees to execute, acknowledge, and deliver to the Purchaser at Closing, and the obligations of Purchaser to pay the purchase price are conditioned upon receipt of, the following:

            a) A good and sufficient Grant Deed (hereinafter referred to as the "Deed") in the form annexed hereto as Exhibit "E" so as to convey to the Purchaser title to the Premises free and clear of all encumbrances except as permitted herein.

            b) An Assignment and Assumption Agreement in the form annexed hereto as Exhibit "F", together with (i) the original, signed leases for the tenants listed on Exhibit "B" (the "Leases") and Seller's tenant lease files related thereto, (ii) the original signed service contracts with those service

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      providers listed on Exhibits "G-1" and "G-2" (the "Service
      Contracts").

           c) A certification duly executed by Seller under penalty of perjury stating that Seller is not a "foreign person" in the form annexed hereto as Exhibit "H." If Seller shall fail or be unable to deliver the same, then Purchaser shall have the right to withhold such portion of the Purchase Price as may be necessary, in the opinion of Purchaser or its counsel, to comply with said Section 1445.

           d) Such books and records, plans and surveys of Seller, to the extent that the same are in Seller's possession and readily accessible, as all pertain in a material way to the operation of the Premises other than any management or asset management agreement related thereto or any other document deemed by Seller to be of a proprietary nature, and any and all keys, lock and safe combinations, training and instruction manuals in Seller's or Seller's property manager's possession relating to the maintenance and operation of the Premises.

           e) Such affidavits as Chicago Title may reasonably require in order to omit from any title insurance policy issued to Purchaser or Purchaser's mortgagee exceptions for (i) parties in possession (except for tenants under the Leases) and (ii) mechanic's liens.

           f) Evidence of the authority of the incumbency of any individuals to execute any instruments executed and delivered of by Seller at Closing.

           g) Estoppel certificates from Silicon Graphics, Silicon Valley Bank and Hitachi dated no earlier than twenty (20) days prior to the Closing in the form attached as Exhibit "I," provided, however that an estoppel certificate containing only those statements identified with an "*" on said Exhibit "I" shall nevertheless satisfy the obligation of Seller under this paragraph 4g.

           h) Evidence of the termination of Seller's property manager and any leasing agent for the Premises.

           i) Notice to tenants and service providers in the form attached as Exhibit "J".

           Title to the herein described Premises is not conveyed, but is reserved in Seller until closing.



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           5. Purchaser acknowledges that it has been given the opportunity to examine the Leases, Service Contracts and other documents affecting the Premises and understands and accepts the content thereof. It is further understood that Purchaser has inspected the Premises or caused an inspection to be made thereof on Purchaser's behalf and is familiar with the physical condition thereof. Purchaser agrees to take "as is" the Premises and to accept assignment of the Leases and Service Contracts except as expressly provided hereunder, and that no representations are made or responsibilities assumed by Seller as to the condition of the Premises or any buildings or improvements thereon now or on the Closing Date or the contents of such Leases or Service Contracts. Without limiting the generality of the foregoing, Purchaser acknowledges that the obligations related to the repair of certain wing walls located within the property known as Shoreline Technology Park, Phase I and referenced as Exhibit "A-2" will be assumed by Purchaser subject to a credit adjustment to Purchaser as set forth in paragraph 12, in connection with the assignment and assumption of the Lease with Silicon Graphics as further described in Exhibit "B-2". Purchaser agrees to accept the Premises in the condition existing on the date hereof, usual wear and tear excepted, subject to all faults of every kind and nature whatsoever whether latent or patent and whether now or hereafter existing. Purchaser represents that prior to the execution and delivery of this Contract, Purchaser has made a complete and independent investigation of all facts and data

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       which Purchaser has deemed necessary in its decisions to acquire the
       Premises, including, without limitation, all the facts and data pertaining to environmental conditions at, in, on, under, or affecting the Premises and does hereby accept the Premises subject to all federal, state, county, and municipal laws, requirements, rules, orders, ordinances, regulations relating, in any manner, thereto. Purchaser further agrees that Seller shall not be liable or bound in any manner by any express or implied warranties, guarantees, promises, statements, representations or information pertaining to the Premises made or furnished by any real estate broker, agent, employee, servant or other person representing or purporting to represent Seller unless such warranties, guarantees, promises, statements, representations or other information pertaining to the Premises are expressly and specifically set forth in this Contract which alone fully and completely expresses the agreement between the parties.

            6. In the event Seller shall be unable to convey the Premises in accordance with the terms of this Contract, Purchaser shall, at Purchaser's election, have the right to accept such title as Seller is able to convey without any claim on the part of Purchaser for abatement in the purchase price for any defects or objections of title; or, Purchaser shall have the right to rescind this Agreement, and upon such rescission pursuant to this paragraph, the Purchaser shall be entitled to a return of the Deposit and upon such payment being made by the Seller to the Purchaser, the parties hereto shall be deemed released of and

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       from all obligations by reason of this Agreement in like manner as if the
       Agreement had not been made. Seller may, but shall not be required to, take any measures of any kind, or bring any action or proceeding, or incur any expense in order to perfect Seller's title to the Premises or otherwise convey title in accordance with the terms and provisions of this Agreement, and if Seller so elects, the date of closing shall be extended for thirty (30) days within which time Seller may dispose of such defects. Purchaser hereby acknowledges and agrees that the acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of every agreement and obligation on the part of Seller to be performed under this Agreement except those, if any, which are herein specifically stated to survive delivery of the Deed or the Closing. Unless so specifically stated, no agreement or representation made herein by Seller shall survive the delivery of the Deed.

            7. Purchaser shall within at least ten (10) days prior to the date set for delivery of the Deed notify the attorney for Seller in writing of any objection to title other than those permitted in accordance with the terms of this Contract. In the event Purchaser shall notify the attorney for Seller of such objections to title, Seller shall have a period of thirty (30) days from the date of closing herein provided, and this Agreement shall automatically be extended for such thirty (30) day period within which time Seller may dispose of such objections, but


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       Seller shall be under no obligation to remove or dispose of the same, except as expressly provided hereunder.

            8. The existence of mortgages, liens, or other encumbrances not permitted hereby shall not be objections to title provided that properly executed instruments in recordable form necessary to satisfy the same are delivered to the Purchaser at the Closing together with recording and/or filing fees (or an appropriate credit against the purchase price given for such fees), and Purchaser agrees that such mortgages, liens, or encumbrances may be paid out of the cash consideration to be paid by Purchaser.

            9. If on the date of closing there shall be financing statements relating to the Premises or any portion thereof which were filed or refiled on a day less than five (5) years prior to Closing of title, these shall not be deemed to be an objection to title provided Seller executes and delivers to Purchaser an affidavit setting forth that the property covered by such financing statements is no longer on the Premises or if such property is still on the Premises, that such property has been fully paid for and a satisfaction is delivered to Purchaser at the Closing. Without limiting the generality of the foregoing, any financing statements in favor of Seller as secured party shall be terminated by Seller at Closing.

            10. Franchise taxes against owners in chain of title shall not be an objection to title provided Seller obtains the agreement of Chicago Title insuring Purchaser's title to

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       eliminate any exception as to franchise taxes or to insure against collection out of the Premises.

            11. Work performed or to be performed by and on behalf of a tenant or subtenant in the Premises under Leases to which this Contract is subject shall not be Seller's responsibility. Accordingly, notices of commencement of work to be performed by contractors or subcontractors engaged by such tenants or subtenants shall not constitute objections to title. Additionally, mechanic's liens filed against the Premises shall not constitute objections to title (a) if said mechanic's liens are for work performed by or on behalf of any such tenant or subtenant as long as the lease is not terminated and Seller has caused the tenant or caused tenant to cause its subtenant to remove the lien; or (b) if said mechanic's liens are filed for work performed for any other reason and Seller posts a bond or gives other assurances to the Chicago Title so as to enable the Chicago Title to insure title to the Premises against enforcement of the lien.

            12. The following are to be apportioned on a pro-rata basis as to ownership the date of the closing of this transaction (provided, however, that in the event that any of the leases or subleases, if any, covering all or part of the Premises provided that the tenants or subtenants thereunder are responsible for payment of any of the expenses, such expenses shall not be apportioned as between Seller and Purchaser, but such lessees and sublessees shall continue to make such payments):

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                a)  Taxes in accordance with the practice prevailing
                    in the city, county and state where the Premises are located;

                b)  Rents as and when collected;

                c)  Water, gas and electric and service contracts; and

                d) Sewer charges and water waste charges and any other charges assessed against the Premises.

            13. If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller will, on request, deliver to Purchaser an affidavit showing that such judgments, bankruptcies or other returns are not against Seller.

            14. If at Closing there are past due rents owed by tenants to Seller not exceeding a one (1) month period, Purchaser agrees to allow Seller a credit at Closing for the past due rentals. Purchaser shall receive a credit for all prepaid rents and security deposits, if any, paid by any lessees.

            15. In the event the closing does not occur because of any default by Purchaser in the terms of this Agreement, Seller shall retain the Deposit as liquidated damages, and not as a penalty, and this shall be Seller's sole and exclusive remedy, and neither party shall have any further rights hereunder against the other. The parties agree that Seller's actual damages would be difficult or impossible to determine if Buyer defaults, and the Deposit is the best estimate of the amount of damages Seller would suffer.


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            16. If a condemnation or eminent domain proceeding shall have been commenced against the Premises, then either party shall have the right to terminate this agreement. If Purchaser and Seller elect to proceed with the transaction in such event, Purchaser shall complete the transaction contemplated hereby without abatement or reduction in the purchase price, and Seller shall assign to Purchaser all rights to receive the award payable as a result of such proceedings.

            17. No contracts will be entered into by Seller for the making of leasehold improvements between the date of this Agreement and the date of Closing unless for usual and customary leasehold improvements without the same first being submitted to Purchaser for its approval, which may be given or withheld in Purchaser's sole discretion.

            18. Seller agrees that it shall not enter into any lease from and after the date hereof prior to closing without first obtaining the consent of Purchaser, which may be given or withheld at Purchaser's sole discretion. Purchaser shall be deemed to have approved and consented to such lease unless objections are received by Seller specifically setting forth the areas of objections within five (5) days following receipt by Purchaser of the lease. Purchaser shall acquire the Premises subject to the executory obligations of the landlord under any such approved or deemed approved lease.

            19. If at the date of closing the Premises or any part thereof shall be or shall have been affected by an assessment or

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        assessments which are payable in annual installments, of which any such annual installment covers a fiscal period which commenced less than (1) year prior to the date of closing, such annual installment shall be apportioned pro-rata between Seller and Purchaser as of the date of closing of this transaction and shall be paid and discharged at that time.

             20. Purchaser hereby agrees to indemnify and hold Seller harmless against any liability incurred by Seller because of non-payment of any tax which may be imposed by any governmental agency upon the sale of any items of personal property owned by Seller and included in this transaction. This paragraph shall survive Closing.

             21. Seller and Purchaser agree that Eastdil Realty Company, L.L.C. ("Eastdil") was the sole broker with whom the parties negotiated in connection with the sale and purchase of the Premises. Seller agrees to pay Eastdil a commission in accordance with the terms of a separate agreement, if, as, and when the Closing shall occur, but not otherwise. Seller and Purchaser represent to each other that no broker or finder other than Eastdil can properly claim a right to a commission or finder's fee based upon contacts between the claimant and the warranting party with respect to the other party or the Premises. Seller and Purchaser shall indemnify, defend and hold the other party harmless from and against any loss, cost or expense, including, but not limited to, attorneys' fees and court costs, resulting from any claim for a fee or commission by any broker or

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       finder in connection with the Premises and this Agreement resulting from the indemnifying party's actions. The foregoing indemnities shall survive the Closing.

            22. Other than Seller's legal fees and Eastdil's brokerage commission and any apportionment that may be made pursuant to paragraph 12, Purchaser agrees to pay for any and all costs and expenses in connection with this transaction including, but not limited to, all state and local documentary stamps, transfer taxes, recording and filing fees, title and survey costs, title examination costs, title insurance premiums, escrow charges and expenses, and all other expenses in connection with this Closing (other than those for counsel engaged by Seller and expenses that Seller might incur in connection with its election to remove any objections to title). Purchaser understands, acknowledges and agrees that the purchase price is absolutely net to Seller except as otherwise provided in this Contract, including without limitation prorations required hereunder.

            23. This Contract may not be modified in any respect except by an instrument in writing and duly signed by the parties hereto. The parties agree that this Contract contains all of the terms and conditions of the understanding between the parties hereto and that there are no oral understandings whatsoever between them.

            24. All notices required or permitted hereunder shall be in writing and shall be sent:


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                  To Seller:         Teachers Insurance and Annuity
                                       Association of America
                                     730 Third Avenue - 7th Floor
                                     New York, NY 10017
                                     Attention: James P. Garofalo

                  With a copy to:    Harold D. Piazza, Esq.
                                       Senior Counsel.
                                     Teachers Insurance and Annuity
                                       Association of America
                                     730 Third Avenue - 9th Floor
                                     New York, NY 10017

                  To Purchaser:      Beacon Properties, L.P.
                                     50 Rowes Wharf
                                     Boston, Massachusetts 02110
                                     Attention: Thomas J. O'Connor

                  With a copy to:    Steven R. Astrove, Esq.
                                     Goulston & Storrs
                                     400 Atlantic Avenue
                                     Boston, Massachusetts 02110-2206

       Such notice shall be deposited in the United States mails, certified or return receipt requested and shall be deemed received by the party to whom addressed three (3) days following the post-marking of same.

            25. Purchaser shall not assign this Contract or its rights hereunder without Seller's prior written consent. Any assignment by Purchaser shall be conditioned in any and all events upon Purchaser's assignee executing an assumption agreement in form satisfactory to Seller.

            26. Purchaser and Seller hereby agree to complete, execute and deliver to the appropriate governmental authorities any returns, affidavits or other instruments that may be required with respect to any transfer, gains, sales, stamps and similar

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      taxes, if any, arising out of this transaction. The provisions of this paragraph shall survive Closing.

           27. All security deposits made by any of the tenants now held by Seller shall be turned over to the Purchaser at the time of Closing, and the Purchaser shall sign an agreement in form reasonably satisfactory to Seller holding Seller harmless and free from any liability in reference thereto.

           28. Upon the closing, Purchaser shall assume and agree to perform for the unexpired term those contracts more particularly described on Exhibits "G-1" and "G-2" attached hereto and by this reference made a part hereof.

           29. Purchaser shall pay for the cost of fuel and supplies, if any, on the Premises purchased by Seller.

           30. This Contract shall be governed by and construed in accordance with the laws of the State of New York.

           31. Time is of the essence concerning the fulfillment of all obligations of the parties hereunder.

           32. This Contract shall not constitute a binding agreement by and between the parties hereto until such time as this Contract has been duly executed and delivered by each of the respective parties to the other.

           33. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


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                 IN WITNESS WHEREOF, this Contract has been duly executed by the parties hereto.

                                   WRC PROPERTIES, INC.,
                                     Seller

                                   By: /s/Philip R. DiGennaro
                                       Name: Philip R. DiGennaro
                                       Title: Vice President

                                   BEACON PROPERTIES, L.P.,
                                       Purchaser

                                   By: Beacon Properties Corporation,
                                          general partner

                                        By: _________________________
                                      Name: _________________________
                                     Title: _________________________

                         Federal Tax Identification No:



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                    IN WITNESS WHEREOF, this Contract has been duly executed by the parties hereto.

                                    WRC PROPERTIES, INC.,
                                        Seller

                                    By:    ____________________________
                                    Name:  ____________________________
                                    Title: ____________________________

                                    BEACON PROPERTIES, L.P.,
                                        Purchaser

                                    By: Beacon Properties Corporation,
                                           general partner

                                        By: /s/Charles H. Cremens
                                            Name:  Charles H. Cremens
                                            Title: Senior Vice President


                         Federal Tax Identification No: 04-322-4259



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